Exhibit 99.2

CF Industries Holdings, Inc.

Reconciliation of Non-GAAP Disclosure Items

Reconciliation of net earnings to adjusted net earnings:

(in millions)	2005

Earnings (loss) before income taxes and cumulative effect of a change in accounting principle	$93

Add (subtract) adjustments:
Loss on extinguishment of debt	28
One-time IPO and related expenses	7
Termination of Long-Term Incentive Plan	2
Total pretax adjustments	37

Adjusted pretax earnings	130

Adjusted income taxes	52

Adjusted net earnings	$78

Adjusted net earnings	$78

Add (subtract):
Cumulative effect of a change in accounting principle - net of tax	(3)
Total pretax adjustments	(37)
Tax impact	17
NOL valuation allowance	(100)
Canadian income tax refund	6

Reported net earnings (loss)	$(39)

In accordance with U.S. generally accepted accounting principles (GAAP), reported net earnings includes the after-tax impacts of unusual and non-recurring items. We believe that by adjusting reported net earnings to exclude the effects of these items, the resulting earnings are on a basis more comparable with prior periods presented. Adjusted net earnings is not a recognized term under GAAP, and does not purport to be an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

CF Industries Holdings, Inc.

Reconciliation of Non-GAAP Disclosure Items

Reconciliation of net earnings to EBITDA and adjusted EBITDA:

(in millions)	2002	2003	2004	2005

Net earnings (loss)	$(28)	$(18)	$68	$(39)
Interest - net	21	22	17	(1)
Income tax expense (benefit)	(17)	(13)	41	127
Depreciation, depletion and amortization	109	105	109	98
Less: Loan fee amortization (a)	—	(1)	(1)	(1)

EBITDA	$85	$95	$234	$184

Add (subtract) adjustments:
Loss on extinguishment of debt				28
One-time IPO and related expenses				7
Termination of Long-Term Incentive Plan				2

Total adjustments				37

Adjusted EBITDA				$221

(a) To adjust for amount included in both interest and amortization.

EBITDA is defined as net earnings (loss) plus interest-net, income tax expense (benefit) including taxes on the cumulative effect of a change in accounting principle and depreciation, depletion and amortization. We have presented EBITDA because our management believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA is not a recognized term under U.S. generally accepted accounting principles (GAAP), and does not purport to be an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

EBITDA includes the after-tax impacts of unusual and non-recurring items. We believe that by adjusting EBITDA to exclude the effects of these items, the resulting EBITDA are on a basis more comparable with prior periods presented.

CF Industries Holdings, Inc.

Reconciliation of Non-GAAP Disclosure Items

Reconciliation of debt to net debt:

(in millions)	2002	2003	2004	2005

Total debt	$326	$294	$259	$4
Less: cash, cash equivalents and short-term investments	95	169	419	217
Plus: customer advances	40	166	211	132

Net debt	$271	$291	$51	$(81)

Net debt is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances. We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances. Net debt does not include contractual obligations of Canadian Fertilizers Limited to distribute its earnings to its minority interest holder. We use net debt in the evaluation of our capital structure. Net debt is not a recognized term under U.S. generally accepted accounting principles (GAAP), and does not purport to be an alternative to debt calculated in accordance with GAAP.